Exhibit 99.1

Microsoft Cloud Strength Drives Fourth Quarter Results

REDMOND, Wash. — July 26, 2022 — Microsoft Corp. today announced the following results for the quarter ended June 30, 2022, as compared to the corresponding period of last fiscal year:

•	Revenue was $51.9 billion and increased 12% (up 16% in constant currency)
•	Operating income was $20.5 billion and increased 8% (up 14% in constant currency)
•	Net income was $16.7 billion and increased 2% (up 7% in constant currency)
•	Diluted earnings per share was $2.23 and increased 3% (up 8% in constant currency)

“We see real opportunity to help every customer in every industry use digital technology to overcome today’s challenges and emerge stronger,” said Satya Nadella, chairman and chief executive officer of Microsoft. “No company is better positioned than Microsoft to help organizations deliver on their digital imperative - so they can do more with less.”

“In a dynamic environment we saw strong demand, took share, and increased customer commitment to our cloud platform. Commercial bookings grew 25% and Microsoft Cloud revenue was $25 billion, up 28% year over year,” said Amy Hood, executive vice president and chief financial officer of Microsoft. “As we begin a new fiscal year, we remain committed to balancing operational discipline with continued investments in key strategic areas to drive future growth.”

Impact of Recent Events

In the fourth quarter of fiscal year 2022, evolving macroeconomic conditions and other unforeseen items had an impact on financial results beyond what was included in our forward-looking guidance provided on April 26, 2022.

•

Unfavorable foreign exchange rate movement within the quarter negatively impacted revenue and diluted earnings per share $(595) million and $(0.04), respectively. Additional details are provided in the Earnings Call Slides.

•	Extended production shutdowns in China that continued through May and a deteriorating PC market in June contributed to a negative impact on Windows OEM revenue of over $(300) million
•	Reductions in advertising spend contributed to a negative impact on LinkedIn as well as Search and news advertising revenue of over $(100) million
•

With the ongoing war in Ukraine, we made the decision to significantly scale down our operations in Russia. As a result, we recorded operating expenses of $126 million related to bad debt expense, asset impairments, and severance.

•	As part of a strategic realignment of our business groups, we recorded employee severance expenses of $113 million, excluding Russia

Business Highlights

Revenue in Productivity and Business Processes was $16.6 billion and increased 13% (up 17% in constant currency), with the following business highlights:

•	Office Commercial products and cloud services revenue increased 9% (up 13% in constant currency) driven by Office 365 Commercial revenue growth of 15% (up 19% in constant currency)
•	Office Consumer products and cloud services revenue increased 9% (up 12% in constant currency) and Microsoft 365 Consumer subscribers grew to 59.7 million
•	LinkedIn revenue increased 26% (up 29% in constant currency)
•	Dynamics products and cloud services revenue increased 19% (up 24% in constant currency) driven by Dynamics 365 revenue growth of 31% (up 36% in constant currency)

Revenue in Intelligent Cloud was $20.9 billion and increased 20% (up 25% in constant currency), with the following business highlights:

•	Server products and cloud services revenue increased 22% (up 26% in constant currency) driven by Azure and other cloud services revenue growth of 40% (up 46% in constant currency)

Revenue in More Personal Computing was $14.4 billion and increased 2% (up 5% in constant currency), with the following business highlights:

•	Windows OEM revenue decreased 2%
•	Windows Commercial products and cloud services revenue increased 6% (up 12% in constant currency)
•	Xbox content and services revenue decreased 6% (down 4% in constant currency)
•	Search and news advertising revenue excluding traffic acquisition costs increased 18% (up 21% in constant currency)
•	Surface revenue increased 10% (up 15% in constant currency)

Microsoft returned $12.4 billion to shareholders in the form of share repurchases and dividends in the fourth quarter of fiscal year 2022, an increase of 19% compared to the fourth quarter of fiscal year 2021.

Fiscal Year 2022 Results

Microsoft Corp. today announced the following results for the fiscal year ended June 30, 2022, as compared to the corresponding period of last fiscal year:

•	Revenue was $198.3 billion and increased 18% (up 19% in constant currency)
•	Operating income was $83.4 billion and increased 19% (up 21% in constant currency)
•	Net income was $72.7 billion GAAP and increased 19%, and $69.4 billion non-GAAP and increased 15% (up 16% in constant currency)
•	Diluted earnings per share was $9.65 GAAP and increased 20%, and $9.21 non-GAAP and increased 16% (up 17% in constant currency)
•	GAAP results include a $3.3 billion net income tax benefit explained in the Non-GAAP Definition section below

The following table reconciles our financial results for the fiscal year ended June 30, 2022, reported in accordance with generally accepted accounting principles (GAAP) to non-GAAP financial results. Additional information regarding our non-GAAP definition is provided below. All growth comparisons relate to the corresponding period in the last fiscal year.

	Twelve Months Ended June 30,
($ in millions, except per share amounts)	Revenue	Operating Income	Net Income	Diluted Earnings per Share
2021 As Reported (GAAP)	$168,088	$69,916	$61,271	$8.05
Net income tax benefit related to India Supreme Court decision on withholding taxes	—	—	(620)	(0.08)
2021 As Adjusted (non-GAAP)	$168,088	$69,916	$60,651	$7.97
2022 As Reported (GAAP)	$198,270	$83,383	$72,738	$9.65
Net income tax benefit related to transfer of intangible properties	—	—	(3,291)	(0.44)
2022 As Adjusted (non-GAAP)	$198,270	$83,383	$69,447	$9.21
Percentage Change Y/Y (GAAP)	18%	19%	19%	20%
Percentage Change Y/Y (non-GAAP)	18%	19%	15%	16%
Percentage Change Y/Y (non-GAAP) Constant Currency	19%	21%	16%	17%

Business Outlook

Microsoft will provide forward-looking guidance in connection with this quarterly earnings announcement on its earnings conference call and webcast.

Quarterly Highlights, Product Releases, and Enhancements

Every quarter Microsoft delivers hundreds of products, either as new releases, services, or enhancements to current products and services. These releases are a result of significant research and development investments, made over multiple years, designed to help customers be more productive and secure and to deliver differentiated value across the cloud and the edge.

Here are the major product releases and other highlights for the quarter, organized by product categories, to help illustrate how we are accelerating innovation across our businesses while expanding our market opportunities.

Environmental, Social, and Governance (ESG)

To better execute on Microsoft’s mission, we focus our Environmental, Social, and Governance (ESG) efforts where we can have the most positive impact. To learn more about our latest initiatives and priorities, please visit our investor relations ESG website.

Webcast Details

Satya Nadella, chairman and chief executive officer, Amy Hood, executive vice president and chief financial officer, Alice Jolla, chief accounting officer, Keith Dolliver, deputy general counsel, and Brett Iversen, vice president of investor relations, will host a conference call and webcast at 2:30 p.m. Pacific time (5:30 p.m. Eastern time) today to discuss details of the company’s performance for the quarter and certain forward-looking information. The session may be accessed at http://www.microsoft.com/en-us/investor. The webcast will be available for replay through the close of business on July 26, 2023.

Non-GAAP Definition

Transfer of Intangible Properties. In the first quarter of fiscal year 2022, Microsoft transferred certain intangible properties from our Puerto Rico subsidiary to the United States. The transfer of intangible properties resulted in a net tax benefit of $3.3 billion in the first quarter of fiscal 2022, as the value of future United States tax deductions exceeds the current tax liability from the United States Global Intangible Low-Taxed Income tax.

The India Supreme Court Decision Impact. In March 2021, the India Supreme Court issued a decision on withholding taxes in the case of Engineering Analysis Centre of Excellence Private Limited vs The Commissioner of Income Tax. Microsoft has historically paid India withholding taxes on software sales through distributor withholding and tax audit assessments in India. The India Supreme Court ruled favorably for companies in 86 separate appeals, some dating back to 2012, holding that software sales are not subject to India withholding taxes. Although Microsoft was not a party to the appeals, Microsoft’s software sales in India were determined to be not subject to withholding taxes. Therefore, Microsoft recorded a net income tax benefit of $620 million in the third quarter of fiscal year 2021 to reflect the results of the India Supreme Court decision impacting fiscal year 1996 through fiscal year 2016.

Microsoft has provided non-GAAP financial measures related to the transfer of intangible properties and the India Supreme Court decision to aid investors in better understanding our performance. Microsoft believes these non-GAAP measures assist investors by providing additional insight into its operational performance and help clarify trends affecting its business. For comparability of reporting, management considers non-GAAP measures in conjunction with GAAP financial results in evaluating business performance. The non-GAAP financial measures presented in this release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

Constant Currency

Microsoft presents constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars using the average exchange rates from the comparative period rather than the actual exchange rates in effect during the respective periods. All growth comparisons relate to the corresponding period in the last fiscal year. Microsoft has provided this non-GAAP financial information to aid investors in better understanding our performance. The non-GAAP financial measures presented in this release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

Financial Performance Constant Currency Reconciliation

	Three Months Ended June 30,
($ in millions, except per share amounts)	Revenue	Operating Income	Net Income	Diluted Earnings per Share
2021 As Reported (GAAP)	$46,152	$19,095	$16,458	$2.17
2022 As Reported (GAAP)	$51,865	$20,534	$16,740	$2.23
Percentage Change Y/Y (GAAP)	12%	8%	2%	3%
Constant Currency Impact	$(1,685)	$(1,159)	$(825)	$(0.11)
Percentage Change Y/Y (non-GAAP) Constant Currency	16%	14%	7%	8%

	Twelve Months Ended June 30,
($ in millions, except per share amounts)	Revenue	Operating Income	Net Income	Diluted Earnings per Share
2021 As Reported (GAAP)	$168,088	$69,916	$61,271	$8.05
2021 As Adjusted (non-GAAP)	$168,088	$69,916	$60,651	$7.97
2022 As Reported (GAAP)	$198,270	$83,383	$72,738	$9.65
2022 As Adjusted (non-GAAP)	$198,270	$83,383	$69,447	$9.21
Percentage Change Y/Y (GAAP)	18%	19%	19%	20%
Percentage Change Y/Y (non-GAAP)	18%	19%	15%	16%
Constant Currency Impact	$(2,087)	$(1,292)	$(1,163)	$(0.15)
Percentage Change Y/Y (non-GAAP) Constant Currency	19%	21%	16%	17%

Segment Revenue Constant Currency Reconciliation

	Three Months Ended June 30,
($ in millions)	Productivity and Business Processes	Intelligent Cloud	More Personal Computing
2021 As Reported (GAAP)	$14,691	$17,375	$14,086
2022 As Reported (GAAP)	$16,600	$20,909	$14,356
Percentage Change Y/Y (GAAP)	13%	20%	2%
Constant Currency Impact	$(584)	$(728)	$(373)
Percentage Change Y/Y (non-GAAP) Constant Currency	17%	25%	5%

Selected Product and Service Revenue Constant Currency Reconciliation

	Three Months Ended June 30, 2022
	Percentage Change Y/Y (GAAP)	Constant Currency Impact	Percentage Change Y/Y (non-GAAP) Constant Currency
Office Commercial products and cloud services	9%	4%	13%
Office 365 Commercial	15%	4%	19%
Office Consumer products and cloud services	9%	3%	12%
LinkedIn	26%	3%	29%
Dynamics products and cloud services	19%	5%	24%
Dynamics 365	31%	5%	36%
Server products and cloud services	22%	4%	26%
Azure and other cloud services	40%	6%	46%
Windows OEM	(2)%	0%	(2)%
Windows Commercial products and cloud services	6%	6%	12%
Xbox content and services	(6)%	2%	(4)%
Search and news advertising excluding traffic acquisition costs	18%	3%	21%
Surface	10%	5%	15%

About Microsoft

Microsoft (Nasdaq “MSFT” @microsoft) enables digital transformation for the era of an intelligent cloud and an intelligent edge. Its mission is to empower every person and every organization on the planet to achieve more.

Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	intense competition in all of our markets that may lead to lower revenue or operating margins;

•	increasing focus on cloud-based services presenting execution and competitive risks;

•	significant investments in products and services that may not achieve expected returns;

•	acquisitions, joint ventures, and strategic alliances that may have an adverse effect on our business;

•	impairment of goodwill or amortizable intangible assets causing a significant charge to earnings;

•	cyberattacks and security vulnerabilities that could lead to reduced revenue, increased costs, liability claims, or harm to our reputation or competitive position;

•	disclosure and misuse of personal data that could cause liability and harm to our reputation;

•	the possibility that we may not be able to protect information stored in our products and services from use by others;

•	abuse of our advertising or social platforms that may harm our reputation or user engagement;

•	the development of the internet of things presenting security, privacy, and execution risks;

•	issues about the use of artificial intelligence in our offerings that may result in competitive harm, legal liability, or reputational harm;

•	excessive outages, data losses, and disruptions of our online services if we fail to maintain an adequate operations infrastructure;

•	quality or supply problems;

•	government litigation and regulatory activity relating to competition rules that may limit how we design and market our products;

•	potential consequences under trade, anti-corruption, and other laws resulting from our global operations;

•	laws and regulations relating to the handling of personal data that may impede the adoption of our services or result in increased costs, legal claims, fines, or reputational damage;

•	claims against us that may result in adverse outcomes in legal disputes;

•	uncertainties relating to our business with government customers;

•	additional tax liabilities;

•	the possibility that we may fail to protect our source code;

•	legal changes, our evolving business model, piracy, and other factors may decrease the value of our intellectual property;

•	claims that Microsoft has infringed the intellectual property rights of others;

•	damage to our reputation or our brands that may harm our business and operating results;

•	adverse economic or market conditions that may harm our business;

•	catastrophic events or geo-political conditions, such as the COVID-19 pandemic, that may disrupt our business;

•	exposure to increased economic and operational uncertainties from operating a global business, including the effects of foreign currency exchange and

•	the dependence of our business on our ability to attract and retain talented employees.

For more information about risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s Investor Relations department at (800) 285-7772 or at Microsoft’s Investor Relations website at http://www.microsoft.com/en-us/investor.

All information in this release is as of June 30, 2022. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

For more information, press only:

Microsoft Media Relations, WE Communications for Microsoft, (425) 638-7777, rrt@we-worldwide.com

For more information, financial analysts and investors only:

Brett Iversen, Vice President, Investor Relations, (425) 706-4400

Note to editors: For more information, news and perspectives from Microsoft, please visit the Microsoft News Center at http://www.microsoft.com/news. Web links, telephone numbers, and titles were correct at time of publication, but may since have changed. Shareholder and financial information, as well as today’s 2:30 p.m. Pacific time conference call with investors and analysts, is available at http://www.microsoft.com/en-us/investor.

MICROSOFT CORPORATION

INCOME STATEMENTS

(In millions, except per share amounts) (Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2022	2021	2022	2021

Revenue:
Product	$17,956	$18,938	$72,732	$71,074
Service and other	33,909	27,214	125,538	97,014

Total revenue	51,865	46,152	198,270	168,088

Cost of revenue:
Product	4,357	4,287	19,064	18,219
Service and other	12,072	9,704	43,586	34,013

Total cost of revenue	16,429	13,991	62,650	52,232

Gross margin	35,436	32,161	135,620	115,856
Research and development	6,849	5,687	24,512	20,716
Sales and marketing	6,304	5,857	21,825	20,117
General and administrative	1,749	1,522	5,900	5,107

Operating income	20,534	19,095	83,383	69,916
Other income (expense), net	(47)	310	333	1,186

Income before income taxes	20,487	19,405	83,716	71,102
Provision for income taxes	3,747	2,947	10,978	9,831

Net income	$16,740	$16,458	$72,738	$61,271

Earnings per share:
Basic	$2.24	$2.19	$9.70	$8.12
Diluted	$2.23	$2.17	$9.65	$8.05

Weighted average shares outstanding:
Basic	7,474	7,527	7,496	7,547
Diluted	7,506	7,581	7,540	7,608

MICROSOFT CORPORATION

COMPREHENSIVE INCOME STATEMENTS

(In millions) (Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2022	2021	2022	2021

Net income	$16,740	$16,458	$72,738	$61,271

Other comprehensive income (loss), net of tax:
Net change related to derivatives	(2)	(11)	6	19
Net change related to investments	(1,313)	132	(5,360)	(2,266)
Translation adjustments and other	(887)	239	(1,146)	873

Other comprehensive income (loss)	(2,202)	360	(6,500)	(1,374)

Comprehensive income	$14,538	$16,818	$66,238	$59,897

MICROSOFT CORPORATION

BALANCE SHEETS

(In millions) (Unaudited)

	June 30, 2022	June 30, 2021

Assets
Current assets:
Cash and cash equivalents	$13,931	$14,224
Short-term investments	90,826	116,110

Total cash, cash equivalents, and short-term investments	104,757	130,334
Accounts receivable, net of allowance for doubtful accounts of $633 and $751	44,261	38,043
Inventories	3,742	2,636
Other current assets	16,924	13,393

Total current assets	169,684	184,406
Property and equipment, net of accumulated depreciation of $59,660 and $51,351	74,398	59,715
Operating lease right-of-use assets	13,148	11,088
Equity investments	6,891	5,984
Goodwill	67,524	49,711
Intangible assets, net	11,298	7,800
Other long-term assets	21,897	15,075

Total assets	$364,840	$333,779

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$19,000	$15,163
Current portion of long-term debt	2,749	8,072
Accrued compensation	10,661	10,057
Short-term income taxes	4,067	2,174
Short-term unearned revenue	45,538	41,525
Other current liabilities	13,067	11,666

Total current liabilities	95,082	88,657
Long-term debt	47,032	50,074
Long-term income taxes	26,069	27,190
Long-term unearned revenue	2,870	2,616
Deferred income taxes	230	198
Operating lease liabilities	11,489	9,629
Other long-term liabilities	15,526	13,427

Total liabilities	198,298	191,791

Commitments and contingencies
Stockholders’ equity:
Common stock and paid-in capital—shares authorized 24,000; outstanding 7,464 and 7,519	86,939	83,111
Retained earnings	84,281	57,055
Accumulated other comprehensive income (loss)	(4,678)	1,822

Total stockholders’ equity	166,542	141,988

Total liabilities and stockholders’ equity	$364,840	$333,779

MICROSOFT CORPORATION

CASH FLOWS STATEMENTS

(In millions) (Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2022	2021	2022	2021

Operations

Net income	$16,740	$16,458	$72,738	$61,271

Adjustments to reconcile net income to net cash from operations:

Depreciation, amortization, and other	3,979	3,344	14,460	11,686

Stock-based compensation expense	1,997	1,571	7,502	6,118

Net recognized losses (gains) on investments and derivatives	157	(416)	(409)	(1,249)

Deferred income taxes	283	(34)	(5,702)	(150)

Changes in operating assets and liabilities:

Accounts receivable	(12,634)	(11,606)	(6,834)	(6,481)

Inventories	(461)	(388)	(1,123)	(737)

Other current assets	(2,570)	(2,086)	(709)	(932)

Other long-term assets	(575)	(1,013)	(2,805)	(3,459)

Accounts payable	2,659	1,617	2,943	2,798

Unearned revenue	12,546	11,397	5,109	4,633

Income taxes	(991)	(32)	696	(2,309)

Other current liabilities	3,455	3,755	2,344	4,149

Other long-term liabilities	44	143	825	1,402

Net cash from operations	24,629	22,710	89,035	76,740

Financing

Cash premium on debt exchange	0	0	0	(1,754)

Repayments of debt	0	0	(9,023)	(3,750)

Common stock issued	461	450	1,841	1,693

Common stock repurchased	(8,757)	(7,177)	(32,696)	(27,385)

Common stock cash dividends paid	(4,632)	(4,214)	(18,135)	(16,521)

Other, net	(341)	(430)	(863)	(769)

Net cash used in financing	(13,269)	(11,371)	(58,876)	(48,486)

Investing

Additions to property and equipment	(6,871)	(6,452)	(23,886)	(20,622)

Acquisition of companies, net of cash acquired, and purchases of intangible and other assets	(1,263)	(501)	(22,038)	(8,909)

Purchases of investments	(4,919)	(14,877)	(26,456)	(62,924)

Maturities of investments	1,237	7,246	16,451	51,792

Sales of investments	3,225	3,297	28,443	14,008

Other, net	(1,138)	434	(2,825)	(922)

Net cash used in investing	(9,729)	(10,853)	(30,311)	(27,577)

Effect of foreign exchange rates on cash and cash equivalents	(198)	36	(141)	(29)

Net change in cash and cash equivalents	1,433	522	(293)	648

Cash and cash equivalents, beginning of period	12,498	13,702	14,224	13,576

Cash and cash equivalents, end of period	$13,931	$14,224	$13,931	$14,224

MICROSOFT CORPORATION

SEGMENT REVENUE AND OPERATING INCOME

(In millions) (Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2022	2021	2022	2021

Revenue
Productivity and Business Processes	$16,600	$14,691	$63,364	$53,915
Intelligent Cloud	20,909	17,375	75,251	60,080
More Personal Computing	14,356	14,086	59,655	54,093

Total	$51,865	$46,152	$198,270	$168,088

Operating Income
Productivity and Business Processes	$7,234	$6,435	$29,687	$24,351
Intelligent Cloud	8,681	7,787	32,721	26,126
More Personal Computing	4,619	4,873	20,975	19,439

Total	$20,534	$19,095	$83,383	$69,916

MICROSOFT CORPORATION

FOURTH QUARTER FINANCIAL HIGHLIGHTS

All growth comparisons relate to the corresponding period in the last fiscal year.

SUMMARY

Revenue increased $5.7 billion or 12% driven by growth in Intelligent Cloud and Productivity and Business Processes. Intelligent Cloud revenue increased driven by Azure and other cloud services. Productivity and Business Processes revenue increased driven by Office 365 Commercial and LinkedIn. More Personal Computing revenue increased driven by Search and news advertising.

Cost of revenue increased $2.4 billion or 17% driven by growth in Microsoft Cloud.

Gross margin increased $3.3 billion or 10% driven by growth in Intelligent Cloud and Productivity and Business Processes.

•

Gross margin percentage decreased. Excluding the impact of the change in accounting estimate for the useful lives of our server and network equipment, gross margin percentage was relatively unchanged as sales mix shift to cloud was offset by improvement in cloud services.

•

Microsoft Cloud gross margin percentage decreased slightly to 69%. Excluding the impact of the change in accounting estimate, Microsoft Cloud gross margin percentage increased 1 point driven by improvement across our cloud services, offset in part by sales mix shift to Azure and other cloud services.

Operating expenses increased $1.8 billion or 14% driven by investments in cloud engineering, LinkedIn, and Nuance.

Operating income increased $1.4 billion or 8% driven by growth in Intelligent Cloud and Productivity and Business Processes.

Revenue, gross margin, and operating income included an unfavorable foreign currency impact of 4%, 5%, and 6%, respectively. Cost of revenue and operating expenses both included a favorable foreign currency impact of 2%.

SEGMENT INFORMATION

Productivity and Business Processes

Revenue increased $1.9 billion or 13%.

•

Office Commercial products and cloud services revenue increased $807 million or 9%. Office 365 Commercial revenue grew 15% driven by seat growth of 14%, with continued momentum in small and medium business and frontline worker offerings, as well as growth in revenue per user. Office Commercial products revenue declined 32% driven by continued customer shift to cloud offerings.

•	Office Consumer products and cloud services revenue increased $136 million or 9% driven by Microsoft 365 Consumer subscription revenue. Microsoft 365 Consumer subscribers grew 15% to 59.7 million.

•	LinkedIn revenue increased $768 million or 26% driven by our Talent Solutions and Marketing Solutions businesses.

•	Dynamics products and cloud services revenue increased 19% driven by Dynamics 365 growth of 31%.

Operating income increased $799 million or 12%.

•

Gross margin increased $1.4 billion or 12% driven by growth in Office 365 Commercial and LinkedIn. Gross margin percentage decreased slightly. Excluding the impact of the change in accounting estimate, gross margin percentage increased 1 point driven by improvement across all cloud services.

•	Operating expenses increased $593 million or 12% driven by investments in LinkedIn and cloud engineering.

Revenue, gross margin, and operating income included an unfavorable foreign currency impact of 4%, 5%, and 7%, respectively. Operating expenses included a favorable foreign currency impact of 2%.

Intelligent Cloud

Revenue increased $3.5 billion or 20%.

•

Server products and cloud services revenue increased $3.4 billion or 22% driven by Azure and other cloud services. Azure and other cloud services revenue grew 40% driven by growth in our consumption-based services. Server products revenue decreased 2% due to a strong prior year comparable that included benefit from an increase in multi-year agreements that carry higher in-quarter revenue recognition, offset in part by demand for our hybrid solutions and Nuance.

•	Enterprise Services revenue increased $94 million or 5% driven by growth in Enterprise Support Services, offset in part by a decline in Microsoft Consulting Services.

Operating income increased $894 million or 11%.

•

Gross margin increased $1.9 billion or 15% driven by growth in Azure and other cloud services. Gross margin percentage decreased. Excluding the impact of the change in accounting estimate, gross margin percentage decreased 2 points driven by sales mix shift to Azure and other cloud services, offset in part by improvement in Azure and other cloud services.

•	Operating expenses increased $981 million or 20% driven by investments in Azure and Nuance.

Revenue, gross margin, and operating income included an unfavorable foreign currency impact of 5%, 4%, and 7%, respectively. Operating expenses included a favorable foreign currency impact of 2%.

More Personal Computing

Revenue increased $270 million or 2%.

•

Windows revenue increased $49 million or 1% primarily driven by growth in Windows Commercial, offset in part by a decrease in Windows OEM. Windows Commercial products and cloud services revenue increased 6% driven by demand for Microsoft 365. Windows OEM revenue decreased 2% driven by production shutdowns and a deteriorating PC market.

•

Search and news advertising revenue increased $390 million or 15%. Search and news advertising revenue excluding traffic acquisition costs increased 18% driven by higher search volume and revenue per search.

•	Surface revenue increased $136 million or 10% driven by commercial sales.

•

Gaming revenue decreased $259 million or 7% driven by a decrease in Xbox content and services and Xbox hardware. Xbox content and services revenue decreased 6% driven by lower engagement hours and monetization in third-party and first-party content, offset in part by growth in Xbox Game Pass subscriptions. Xbox hardware revenue decreased 11%.

Operating income decreased $254 million or 5%.

•	Gross margin was relatively unchanged. Gross margin percentage decreased driven by increased usage of Windows Commercial cloud services.

•	Operating expenses increased $262 million or 8% driven by investments in Windows and Search and news advertising.

Revenue, gross margin, and operating income included an unfavorable foreign currency impact of 3%, 4%, and 5%, respectively. Operating expenses included a favorable foreign currency impact of 2%.

OPERATING EXPENSES

•	Research and development expenses increased $1.2 billion or 20% driven by investments in cloud engineering and LinkedIn.

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Sales and marketing expenses increased $447 million or 8% driven by Nuance, which contributed 3 points of growth, and investments in LinkedIn. Sales and marketing included a favorable foreign currency impact of 3%.

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General and administrative expenses increased $227 million or 15% driven by investments in corporate functions, legal expenses, and Nuance, which contributed 5 points of growth, offset in part by lower business taxes. General and administrative included a favorable foreign currency impact of 2%.

OTHER INCOME (EXPENSE), NET

Other income (expense), net was $(47) million driven by net losses on investments, including mark-to-market losses on our equity portfolio.

INCOME TAXES

The current quarter effective tax rate was 18% compared to 15% in the prior year. The increase in our effective tax rate was primarily due to changes in the mix of our income before income taxes between the U.S. and foreign countries, as well as tax benefits in the prior year from an agreement between the U.S. and China related to transfer pricing and from the conclusion of a foreign tax audit.

REMAINING PERFORMANCE OBLIGATIONS

Revenue allocated to remaining performance obligations, which includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods, was $193 billion as of June 30, 2022, of which $189 billion is related to the commercial portion of revenue. We expect to recognize approximately 45% of this revenue over the next 12 months and the remainder thereafter.